Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES B CONVERTIBLE PREFERRED STOCK

of

MediXall Group, Inc.

a Nevada corporation

Pursuant to Section 78.1955 of the Nevada Revised Statutes

The undersigned, Neil Schwartz, hereby certifies that:

1.	He is the duly elected Interim Chief Executive Officer of MediXall Group, Inc. a Nevada corporation (“Corporation”).
2.	A resolution was adopted and approved by the Board of Directors of the Corporation by unanimous written consent on June 23, 2020 authorizing and approving the Certificate of Designation of Preferences and Rights of Series B Convertible Preferred Stock of the Corporation set forth below.
3.	No shares of Series B Convertible Preferred Stock have been issued as of the date hereof.

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate, and does hereby acknowledge that this instrument constitutes his act and deed and that the facts stated herein are true.

MediXall Group, Inc.

By: /s/ Neil Swartz

Name: Neil Swartz

Title: Interim Chief Executive Officer

Dated: June 23, 2020

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES B CONVERTIBLE PREFERRED STOCK

of

MediXall Group, Inc.

a Nevada corporation

The undersigned Interim Chief Executive Officer of MediXall Group, Inc. (“Corporation”), a corporation organized and existing under the laws of the State of Nevada, does hereby certify that, pursuant to the authority contained in the Corporation’s Articles of Incorporation (“Articles”) and pursuant to Section 78.1955 of the Nevada Revised Statutes (“NRS”), and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized preferred stock designated as Series B Convertible Preferred Stock as follows:

FIRST: The Articles, as amended, authorize the issuance by the Corporation of 750,000,000 shares of common stock, par value of $0.001 per share (“Common Stock”) and 5,000,000 shares of preferred stock, par value of $0.001 per share (“Preferred Stock”), and further, authorize the Board of Directors (“Board”) of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: By unanimous written consent of the Board dated June 23, 2020, the Board designated four million (4,000,000) shares of the Preferred Stock as Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Stock”), pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series B Stock, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

Section 1.               Powers and Rights of Series B Convertible Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series B Convertible Preferred Stock, par value $0.001 per share, of the Corporation (the “Series B Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series B Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series B Convertible Preferred Stock (this “Certificate of Designations”). For purposes hereon, a holder of a share or shares of Series B Stock, with respect to their rights as related to the Series B Stock, shall be referred to as a “Series B Holder.”

Section 2.               Number and Stated Value. The number of authorized shares of the Series B Stock is four million (4,000,000) shares. Each Share of Series B Stock shall have a stated value of $1.00 (the “Stated Value”).

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Section 3.               Dividends.

(a)	Dividends shall accrue and be payable on the Series B Stock at the following rates and otherwise subject to the terms and conditions herein and in each case on the basis of a 360-day year consisting of twelve (12) 30-day months (the “Series B Dividend”).
(b)	Commencing on the date that the Series B Stock is initially issued to the applicable Series B Holder thereof (the “Issuance Date”) until the date of conversion of the Series B Stock as set forth herein, cumulative dividends shall accrue on each share of Series B Stock, at the rate of 8% of the Stated Value per annum, accrued quarterly, from but not including the next preceding Dividend Payment Date (as defined below), or, in the case of the first Dividend Payment Date, from the Issuance Date, to and including the respective Dividend Payment Date, and calculated and paid as set forth below.
(c)	The Series B Dividend shall be payable quarterly, when and if declared by the Board of Directors (“Board”) of the Corporation at the end of each calendar quarter (March 31, June 30, September 30 and December 31), of each calendar year following the Issuance Date (each a “Dividend Payment Date”), or if such day is not a Business Day (as defined below), on the next succeeding Business Day, to holders of record as of the tenth (10th) Business Day preceding the respective Dividend Payment Date. The term “Business Day” shall mean any day, other than a Saturday or Sunday or a day on which banking institutions in the State of Nevada are authorized or obligated by law or executive order to close.
(d)	Series B Dividends shall be paid via the issuance of a number of shares of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”) equal to (i) the dollar amount of the Series B Dividend being paid, divided by (ii) $0.25 (the “Stock Dividend”). The Stock Dividend shall be paid via the issuance to the applicable Series B Holder of the applicable shares of Common Stock via book entry in the books and records of the Corporation.
(e)	No dividends on shares of Series B Stock shall be authorized by the Board, or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

Section 4.               Participation. Other than as specifically set forth herein, the Series B Stock shall not participate in any dividends, distributions or payments to the holders of the Common Stock or any other classes of Preferred Stock of the Corporation.

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Section 5.               Automatic Conversion.

(a)	Conversion Ratio. Upon the occurrence of the events as set forth in this Section 5(c) or Section 5(d), each share of Series B Stock shall, on the terms and conditions herein, be converted into four (4) (the “Conversion Ratio”) fully paid and non-assessable shares of Common Stock or any shares of capital stock or other securities of the Corporation into which such Common Stock shall hereafter be changed or reclassified as set forth below (subject to the terms below, the “Conversion Shares”). If, at any time when the Series B Stock are outstanding and prior to conversion of all of the Series B Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then each Series B Holder shall thereafter have the right to receive upon conversion of the Series B Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which such Series B Holder would have been entitled to receive in such transaction had the Series B Stock been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Ratio and of the number of shares issuable upon conversion of the Series B Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Corporation shall not affect any transaction described in this section unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the rights, preferences afforded to the Series B Holders hereunder and obligations set forth herein. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.
(b)	Adjustment. Without limiting any provision herewith, if the Corporation at any time on or after the date of the filing of this Certificate of Designations subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) the outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision will be proportionately increased. Without limiting any provision herewith, if the Corporation at any time on or after the date of the filing of this Certificate of Designations (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) the outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination will be proportionately decreased. By way of example and not limitation, in the event of a two-for-one forward split of the Common Stock, whereby each share of Common Stock is converted into two shares of Common Stock, the Conversion Ratio shall be increased to eight (8) shares of Common Stock for each share of Series B Stock and, in the event of a two-for-one reverse split of the Common Stock, whereby each share of Common Stock is converted into one half of a share of Common Stock, the Conversion Ratio shall be reduced to two (2) shares of Common Stock for each share of Series B Stock Conversion. Any adjustment pursuant to this Section 5(b) shall become effective immediately after the effective date of such subdivision or combination.
(c)	Automatic Conversion on Up-listing. Immediately upon the listing of the Common Stock for trading on the New York Stock Exchange or the Nasdaq Stock Market, all of the issued and outstanding shares of Series B Stock shall automatically be converted into Conversion Shares without any further action of any Series B Holder.

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(d)	Optional Conversion at the Election of a Series B Holder.
(i)	A Series B Holder shall have the right from time to time, and at any time during the period beginning on the date which is six (6) months following the Issuance Date and prior to any automatic conversion as set forth in Section 5(c), to convert all or any part of the outstanding Series B Stock held by such Series B Holder into Conversion Shares at the Conversion Ratio as determined as provided herein (a “Conversion”); provided, however, that in no event shall any Series B Holder be entitled to convert any portion of the Series B Stock in excess of that number of Series B Stock that upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by such Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series B Stock or the unexercised or unconverted portion of any other security of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of the Series B Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by such Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Corporation, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).
(ii)	A Series B Holder shall elect a Conversion by delivering to the Corporation a notice of conversion in the form as attached hereto as Exhibit A (the “Notice of Conversion”). Together with the Notice of Conversion, the Series B Holder shall surrender any certificate or certificates for the Series B Stock being converted, duly endorsed. The calculation of Conversion Shares to be issued as set forth in the Notice of Conversion shall be subject to confirmation and approval of the Corporation. The Corporation shall, within five business days, issue and deliver to the applicable Series B Holder, a certificate or certificates for the number of Conversion Shares to which such Series B Holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date the Notice of Conversion is submitted to the Corporation if delivered by facsimile, e-mail or other reasonable means of communication dispatched prior to 6:00 p.m., New York, New York time, and provided that if the Notice of Conversion is not delivered by such time then the Conversion Date shall be the next Business Day (as applicable, the “Conversion Date”) and the Notice of Conversion shall be deemed automatically updated accordingly. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program, upon request of the applicable Series B Holder and its compliance with the provisions set forth herein, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the applicable Series B Holder by crediting the account of applicable Series B Holder’s Prime Broker with DTC through its Deposit and Withdrawal at Custodian system.

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(e)	Authorized Shares. The Corporation covenants that during the period the conversion right exists, the Corporation will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Series B Stock issued.
(f)	Concerning the Conversion Shares. The shares of Common Stock issuable upon conversion of the Series B Stock may not be sold or transferred unless: (i) such shares are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”) or (ii) the Corporation or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) (“Rule 144”); or (iii) such shares are transferred to an “affiliate” (as defined in Rule 144) of the applicable Series B Holder who agrees to sell or otherwise transfer the shares only in accordance with this section and who is an accredited investor (as defined in Rule 501 under Regulation D promulgated pursuant to the Securities Act). Any restrictive legend on certificates representing shares of Common Stock issuable upon conversion of the Series B Stock shall be removed and the Corporation shall issue to the applicable Series B Holder a new certificate therefore free of any transfer legend if the Corporation or its transfer agent shall have received an opinion of counsel from applicable Series B Holder’s counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that (i) a public sale or transfer of such Common Stock may be made without registration under the Securities Act, which opinion shall be accepted by the Corporation so that the sale or transfer is effected; or (ii) in the case of the Common Stock issuable upon conversion of the Series B Stock such security is registered for sale by the applicable Series B Holder under an effective registration statement filed under the Securities Act; or otherwise may be sold pursuant to an exemption from registration.
(g)	Additional Provisions.
(i)	No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series B Stock. As to any fraction of a share which the Series B Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board, or round up to the next whole share of Common Stock.
(ii)	The issuance of Conversion Shares on conversion of Series B Stock shall be made without charge to any Series B Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Series B Holders of such shares of Series B Stock and the Corporation shall not be required to issue or deliver such Series B Conversion Shares unless or until the Person (as defined below) or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. For purposes hereof, “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

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Section 6.               Redemption. The Series B Stock is not redeemable at the election of the Corporation but may be redeemed upon the agreement of the Corporation and the applicable Series B Holder.

Section 7.               Vote. Other than as set forth in Section 8 and Section 9, each share of Series B Stock shall have a number of votes on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote, equal to the number of Conversion Shares into which the Series B Stock is then convertible, and shall vote together with the Common Stock, or any class thereof, as applicable, as one class on such matter for as long as the share of Series B Stock is issued and outstanding.

Section 8.               Amendment. The Corporation may not, and shall not, amend or repeal this Certificate of Designations without the prior written consent of Series B Holders holding a majority of the Series B Stock then issued and outstanding, in which vote each share of Series B Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series B Holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 9.             Protective Provisions. In addition to any other rights and restrictions provided under applicable law, without the prior written consent of Series B Holders holding a majority of the Series B Stock then issued and outstanding, in which vote each share of Series B Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series B Holders, the Corporation shall not amend or repeal any provision of, or add any provision to, the Corporation’s Articles of Incorporation or Bylaws if such action would materially and adversely alter or materially and adversely change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series B Stock and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 10.           Miscellaneous.

(a)	Legend. Any certificates representing the Series B Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

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(b)	Lost or Mutilated Series B Stock Certificate. If the certificate for the Series B Stock held by the Series B Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series B Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.
(c)	No Registration Rights. The Series B Holders shall not have the right to require the Corporation to register any shares of Series B Stock or any Conversion Shares or sale pursuant to the securities laws of the United States.
(d)	Interpretation. If a Series B Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.
(e)	Waiver. Any waiver by the Corporation or the Series B Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series B Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.
(f)	Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

IN WITNESS WHEREOF, MediXall Group, Inc., a Nevada corporation, has caused this Certificate of Designations to be signed by a duly authorized officer on this 23 day of June 2020.

MediXall Group, Inc.

/s/ Neil Swartz
Name: Neil Swartz Title: Interim Executive Officer

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EXHIBIT A

MediXall Group, Inc.

CONVERSION NOTICE

Reference is made to the Certificate of Designations of Preferences and Rights of Series B Convertible Preferred Stock of MediXall Group, Inc. (the “Corporation”) dated as of [_____________________], 2020, designating the rights and preferences of the Series B Convertible Preferred Stock of the Corporation (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, $0.001 par value per share (the “Preferred Shares”), of the Corporation indicated below into shares of common stock, $0.001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Share certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Conversion Ratio: Four (4) shares of Common Stock for each One (1) share of Series B Preferred Stock

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Issue to:

Address: _________________________________________

Telephone Number: ________________________________

Facsimile Number:

Holder:

By:

Title:

Dated:_____________________________

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

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